Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-2 of our report dated October 18, 2002 relating to the financial statements of Cenex Harvest States Cooperatives which appear in such Registration Statement. We also consent to the references to us under the heading, "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
December 17, 2002